Exhibit 21.1

BLACK CREEK INDUSTRIAL REIT IV INC.

Subsidiaries of Registrant

Name	Jurisdiction
Black Creek Industrial REIT IV Inc.	Maryland
BCI IV Operating Partnership LP	Delaware
BCI IV Acquisitions LLC	Delaware
BCI IV Gothard IC GP LLC	Delaware
BCI IV Gothard IC LP	Delaware
BCI IV Medley IC LLC	Delaware
BCI IV Ontario IC GP LLC	Delaware
BCI IV Ontario LP	Delaware
BCI IV Property Management LLC	Delaware
BCI IV Services LLC	Delaware